Exhibit 10.12

Notice of Stock Option Grant

__________________ (“Participant”)	Great Elm Group, Inc.
ID: 85-3622015
800 South Street, Suite 230
Waltham, MA 02453

You have been granted an option (the “Option”) to purchase shares of common stock, par value $0.001 per share (the “Common Stock”), of Great Elm Group Inc. (the “Company”) as detailed below:

This Notice of Stock Option Grant (this “Notice”), together with the Great Elm Group, Inc. Amended and Restated 2016 Long-Term Incentive Plan (the “Plan”) as in effect as of the Date of Grant, and the terms and conditions of this Notice (the “Award Agreement”) attached hereto, contain the terms of your Option.

Date of Grant:
Number of Shares of Common Stock:
Exercise Price Per Share of Common Stock:
Vesting Schedule:
Fully Vested Date:
Expiration Date:

Vesting Schedule:

Subject to Section 2 of the Award Agreement, the right to purchase [ ] % of the shares shall, subject to your continuous service, vest on the first anniversary of the Date of Grant and thereafter [ ]% of the shares shall, subject to your continuous service, vest on each monthly anniversary of the Date of Grant. The Option shall not be exercisable for fractional shares and such fraction shall be rounded up to the nearest number of whole shares.

Termination Period:

Except as set forth in the Award Agreement, this Option, to the extent then exercisable, may be exercised (a) on the date of termination if you are terminated for Cause, (b) for a period of two months following cessation of your employment and (c) for a period of one year following your death or Disability, but (d) in no event after the Expiration Date. You are responsible for keeping track of these dates. The Company has no duty to, and will not, provide further notice of such period.

The foregoing is qualified in its entirety by the Award Agreement.

Acknowledgements and Agreements:

By your signature and the signature of the representative for the Company, below, you and the Company agree that this Option is granted under and governed by the terms and conditions of the Plan and the Award Agreement, all of which are hereby incorporated by reference and made a part hereof.

2

PARTICIPANT	Great Elm Group, INC.
By:
Signature
	Title:	General Counsel
Print Name

Date	Date

2

Terms and Conditions of Option

1.
Grant of Stock Option. The Company hereby awards to Participant, as of the Date of Grant indicated in the accompanying notice of award, an award (the “Award”) of a number of an option to purchase shares of Common Stock under the Company’s 2016 Amended and Restated Long-Term Incentive Plan (as amended from time to time, the “Plan”). Each Option is issued on the terms and conditions governing the Award, including the applicable time-based vesting requirements, as set forth in this Award Agreement.

2.
Vesting Terms. Except as otherwise expressly provided herein, all unvested Options shall be forfeited, and all rights of Participant to such Options shall immediately terminate, upon the termination of Participant’s employment with the Company or its Affiliates.

2.1
Vesting Upon Involuntary Termination Prior to a Change of Control. If, prior to the five (5) year anniversary of the Effective Date of Hire, you experience a separation from service (as defined in Treasury Regulations Section 1.409A-1(n) by GEG (or a successor, if appropriate) without Cause – other than as a result of your death or Disability (within the meaning of Section 22(e)(3) of the Internal Revenue Code (the “Code”)) – or as a result of your resignation for Good Reason (as defined below) (such termination or resignation, an “Involuntary Termination”), in either case, prior to a Change of Control, and provided you comply with the Conditions, then the Service-Based Vesting Requirement of the Option will be deemed satisfied and the remaining unvested shares subject to the Option will remain outstanding and eligible to vest for a period of one (1) year following the date of such Involuntary Termination, subject to satisfaction of the applicable Stock Price Vesting Trigger within such one (1) year period following the date of such Involuntary Termination. Any portion of the Option that vests according to this section shall be exercisable until the earlier of (x) the ten-year expiration date of the Option and (y) a Change of Control or other corporate event at GEG contemplated by the Plan, in which case exercise shall, in each case, be as provided under the Plan.

2.2
Vesting Following a Change of Control. Upon a Change of Control or other corporate vent at GEG contemplated by the Plan, the Service-Based Vesting Requirement and all Stock Price Vesting Triggers of the Option will be deemed satisfied. In the event your Option is not exercised in connection with such Change of Control pursuant to the Plan, your Option shall be exercisable until the earlier of (x) the ten-year expiration date of the Option and (y) a Change of Control or other corporate event at GEG contemplated by the Plan, in which case exercise shall, in each case, be as provided under the Plan.

2.3
Vesting Following Termination Due to Death or Disability. If, prior to the 5 year anniversary of the Effective Date of Hire, you experience a separation from service (as defined in Treasury Regulations Section 1.409A-1(n)) by GEG (or a successor, the Service-Based Vesting Requirement of the Option will be deemed satisfied and the remaining unvested shares subject to the Option will remain outstanding and eligible to vest for a period of one (1) year following the date of separation of service due to death or Disability, subject to satisfaction of the applicable Stock Price Vesting Trigger within such one (1) year period following the date of such separation of service. Any portion of the Option that vests according to this section shall be exercisable until the earlier of (x) the ten-year expiration date of the Option and (y) a Change of Control or other corporate event at GEG contemplated by the Plan, in which case exercise shall, in each case, be as provided under the Plan.

(a)
For purposes of this Award Agreement, “Cause” means (a) your theft, dishonesty, misconduct, or falsification of any of the Great Elm’s or its affiliates’ records; (b) any action by you outside of the scope of your employment agreement with Great Elm that has a material detrimental effect on Great Elm’s reputation or business as reasonably determined by the GEG Board; (c) your substantial failure or inability to perform any reasonably assigned duties within the scope of your employment agreement with Great Elm that has not been cured within thirty days of written notice from Great Elm to you, in each case, as determined by the GEG Board in its sole discretion; (d) your material violation of any Great Elm policy; (e) your charge, indictment or conviction (including any plea of guilty or no contest) of any criminal act (other than traffic violations); or (f) a material breach by you of any written agreement with Great Elm or its affiliates which, to the extent curable, has not been cured within ten business days’ of written notice from Great Elm to you thereof.

(b)
For purposes of this Award Agreement, “Conditions” means (i) you have returned all material Great Elm property in your possession that was obtained in connection with your employment within ten (10) business days of written request therefor, (ii) you have complied with your continuing obligations under the Terms of Employment and (iii) you have executed a full and complete separation and release agreement, in the form attached hereto as Exhibit B (the “Release”), which shall include, among other provisions, a mutual general release of all claims that you may have against Great Elm and its affiliates and a mutual nondisparagement in favor of you and Great Elm and its affiliates, and such Release has become effective no later than the 30th day after the date of your separation from service or such later date as may be required by applicable law (the “Release Deadline”).

(c)
For purposes of this Award Agreement, "Good Reason" means your resignation from GEG within six (6) months after the occurrence of any of the following events: (a) without your prior written consent, the significant reduction of your duties, authority, responsibilities, job title, or reporting relationships relative to your duties, authority, responsibilities, job title, or reporting relationships as in effect immediately prior to such reduction, or the assignment to you of such significantly reduced duties, authority, responsibilities, job title, or reporting relationships; (b) without your express prior written consent, a reduction of your base salary as in effect immediately prior to such reduction or GEG’s failure to pay such amounts when due; or (c) the relocation of your principal place of work to a facility or a location more than twenty five miles from your then present location, without your prior written consent; provided, however, that in each case, your resignation shall not constitute Good Reason unless (i) you provide GEG with written notice of the applicable event or circumstance within ninety (90) days after you first have knowledge of it, which notice reasonably identifies the event or circumstance that you believe constitutes grounds for Good Reason, and (ii) GEG fails to correct the event or circumstance so identified within thirty (30) days after receipt of such notice.

3.
Limited Transferability. Except to the extent the Option has been exercised, the Participant may not transfer any interest in the Option or the shares of Common Stock subject to this Award or pledge or otherwise hedge the sale of those shares, including (without limitation) any short sale or any acquisition or disposition of any put or call option or other instrument tied to the value of the Common Stock. Participant may also direct the Company to record the ownership of any shares of Common Stock purchased under this Option in the name of a bona fide retirement planning, estate planning or charitable donation vehicle. Participant may make such a beneficiary designation or ownership directive at any time by completing the required forms and filing the completed form with the Committee or its designee.

4.
No Stockholder Rights and Dividends. Except to the extent the Option has been exercised, the Participant shall have none of the rights and privileges of a stockholder of the Company, including, without limitation, voting rights and rights to dividends, in respect of any of the shares of Common Stock that may be acquired under the Option.

5.
Adjustment in Shares. The Committee shall adjust the Option as set forth in Section 3.2 of the Plan.

6.
Withholding. The Company shall be entitled to require a cash payment by or on behalf of the Participant and/or to deduct from other compensation payable to the Participant any sums required by federal, state or local tax law to be withheld with respect to the grant or vesting of the Award. The Company has directed Participant to seek independent advice regarding the applicable provisions of the Code, the tax laws of any municipality, state or foreign country in which Participant may reside.

PARTICIPANT UNDERSTANDS THAT PARTICIPANT MAY SUFFER ADVERSE TAX CONSEQUENCES AS A RESULT OF PARTICIPANT’S PURCHASE OR DISPOSITION OF SHARES AND PARTICIPANT REPRESENTS THAT PARTICIPANT IS NOT RELYING ON THE COMPANY FOR ANY TAX ADVICE.

7.
Compliance with Laws and Regulations. The issuance of the Option and exercise of the Option pursuant to the Award shall be subject to compliance by the Company and the Participant with all applicable laws relating thereto.

8.
Construction. Except as otherwise provided in the letter agreement, dated as of May 5, 2023, by and between the participant and the company (the “Employment Agreement”) this Award Agreement and the Award evidenced hereby are made and granted pursuant to the Plan and are in all respects limited by and subject to the terms of the Plan. In the event of any conflict between the provisions of this Award Agreement, the terms of the Plan, and the Employment Agreement, the terms of the Employment Agreement shall be controlling. All decisions of the Committee with respect to any question or issue arising under the Plan or this Award Agreement shall be conclusive and binding on all persons having an interest in the Award. Articles 11-18 of the Plan shall apply mutatis mutandis as if set forth herein. Capitalized terms used herein without definition have the meaning given to them in the Plan. Notwithstanding anything to the contrary in the Plan, this Award Agreement may not be modified in any manner adverse to the Participant other than pursuant to a written agreement signed by the Participant.

9.
Governing Law. The interpretation, performance and enforcement of this Award Agreement shall be governed by the laws of the State of Delaware applicable to contracts made in and to be solely performed in the State of Delaware.

10.
Employment at Will. Nothing in this Award Agreement or in the Plan shall confer upon Participant any right to remain in employment or service for any period of specific duration or interfere with or otherwise restrict in any way the rights of the Company (or any Subsidiary of Affiliate employing or retaining Participant) or of Participant, which rights are hereby expressly reserved by each, to terminate Participant’s service or employment at any time for any reason, with or without Cause.

11.
Participant Acceptance. Participant must accept the terms and conditions of this Award Agreement either electronically through the electronic acceptance procedure established by the Company or through a written acceptance delivered to the Company in a form satisfactory to the Company. In no event shall any shares be issued or option granted under this Award Agreement in the absence of such acceptance.